UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

(Amendment No. __)

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GameStop Corp.

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GameStop Corp.

625 Westport Parkway

Grapevine, Texas 76051

June 3, 2011

Dear Fellow Stockholder:

As you know, the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of GameStop Corp. (the “Company”) will be held at 1:30 p.m., Central Standard Time, on Tuesday, June 21, 2011 at the Hilton Southlake Town Square, 1400 Plaza Place, Southlake, Texas.  The notice of this meeting, a proxy statement (the “Proxy Statement”) and a form of proxy were sent to you on or about May 16, 2011.  As you may be aware, ISS Proxy Advisory Services (“ISS”), in its May 31, 2011 report (the “Report”), recommended that our stockholders vote against ratification of our named executive officer compensation in the non-binding advisory vote included as Proposal 2 in the Proxy Statement.

                We are sending you this letter to provide you with certain additional information which we believe will help clear up certain inaccuracies and misconceptions that appear to have led to ISS’s recommendation.  The Board of Directors of the Company continues to believe that the executive compensation paid to the Company’s named executive officers is appropriate, and the Board of Directors continues to recommend that stockholders vote their shares FOR approval of that executive compensation in Proposal 2 of the Proxy Statement.

                In its Report, ISS stated that the Company's one and three-year Total Stockholder Returns (“TSR”) underperformed the sector median and there were significant pay increases for the Executive Chairman and the Chief Executive Officer (CEO).  This analysis by ISS in our opinion is flawed for several reasons.  ISS failed to note that:  Daniel A. DeMatteo has been our Executive Chairman since June 2010.  Mr. DeMatteo’s base pay and target short-term incentive did not change from fiscal 2009 to fiscal 2010, nor did it change when he was elevated from the CEO position to Executive Chairman.  The increase in overall pay for Mr. DeMatteo from fiscal 2009 to fiscal 2010 was due to the difference in the payment of the short-term incentive award between the two years based on operating results compared to target in accordance with the Company’s stockholder approved Supplemental Compensation Plan.  The Company achieved record earnings in fiscal 2010 and achieved 97% of targeted operating earnings compared to fiscal 2009 where the Company achieved 78% of targeted operating earnings.  These operating earnings amounts resulted in the payment of the short-term incentive award at 75% of targeted levels for fiscal 2010 and no payment for fiscal 2009.  The fiscal 2010 total compensation for the Executive Chairman was $1.5 million (or 19%) less than the compensation for fiscal 2008 (which was another record earnings year for the Company).

                J. Paul Raines has been our CEO since June 2010.  Mr. Raines received an increase in total compensation of $1.9 million from fiscal 2009 to fiscal 2010, due primarily to the payment of a short-term incentive of $1.25 million for fiscal 2010 as described above when no payment was made for fiscal 2009 (again as described above).  The remaining increase resulted from an increase in his long-term incentive award for fiscal 2010 (granted in February 2010) to a more equitable level considering his position with the Company relative to other executives, including the  new chief financial officer hired in August 2009.  Mr. Raines did not receive a long-term incentive award upon being named CEO in June 2010.

            In its Report, ISS indicated that, while a significant portion of the pay increase is tied to improved financial performance at the Company, they believed there were some problematic pay issues.  ISS failed to note that, in setting executive compensation for fiscal 2011, the Company made numerous positive changes to align the Company’s pay practices with the interests of its stockholders, including:

•	Implementing a performance-based long-term incentive program for named executive officers such that at least 50% of overall compensation is now performance-based,
•	Amending executive employment agreements to eliminate single-trigger change-in-control provisions and automatic renewal provisions,

•         Adopting an executive stock ownership policy requiring named executive officers to hold between three and five times annual salary in the Company’s stock.

                In its Report, ISS also found that there were three Company positions paid at the CEO level – Executive Chairman, Chairman International and the CEO, and that the delineation of their roles and responsibilities is not clearly detailed in the Proxy Statement.  ISS failed to note the following:  During the last three years, there were significant executive succession actions taken by the Company to ensure an orderly transition from a founder-led management team to the next generation of leaders.

                Prior to September 2008, R. Richard Fontaine, one of the Company’s founders, served as the Company’s Chairman and CEO, while Mr. DeMatteo, also a founder, served as Vice-Chairman and Chief Operating Officer.  In order to prepare for the succession of senior management, Mr. Fontaine, 69, and Mr. DeMatteo, 63, recruited Mr. Raines to join the Company as the new COO in September 2008.  At that time, Mr. Fontaine became the Company’s Executive Chairman and Mr. DeMatteo became the CEO – separating the roles of Chairman and CEO.  Messrs. Fontaine, DeMatteo and Raines held the Executive Chairman, CEO and COO roles, respectively, from September 2008 until June 2010.  In June 2010, in furtherance of the succession plan, Mr. DeMatteo was appointed Executive Chairman and Mr. Raines was appointed CEO.

As Executive Chairman, Mr. DeMatteo is responsible for the overall Company direction, digital acquisitions and corporate governance.  As CEO, Mr. Raines is responsible for the day-to-day leadership of the business and the development of the Company’s multichannel strategy.  At the same time, Mr. Fontaine became Chairman International, a position he will hold until March 2013 in order for him to continue to be able to have input in the Company’s operations, including a primary focus on international operations.  Mr. Fontaine had direct oversight of the Company’s international operations for a number of years and therefore has significant knowledge which is beneficial to the Company.  Continuing involvement in our international operations requires more of a time commitment from Mr. Fontaine than the Company’s other directors.

                For fiscal 2011, the Company’s compensation plans include salary, short-term incentive and long-term incentive for the Executive Chairman and CEO.  Mr. Fontaine, as Chairman International, will receive a reduced salary of $600,000 per year, no short-term incentive and a long-term incentive equivalent to that received by other non-employee directors.

                In its Report, ISS indicated that the Company provides a portion of cash payment tied to the vesting of restricted stock, which assists the executives in the payment of taxes.  ISS failed to note the following:  The cash payment tied to the vesting of restricted stock was implemented in early fiscal 2009 due to the limited number of shares remaining in the Company’s 2001 Incentive Plan.  In fiscal 2010, the Company chose not to request stockholder approval for additional shares under that plan as the plan was expiring in August 2011 and a new plan needed to be approved by stockholders in fiscal 2011 (as is requested in the Proxy Statement).

                It is important to note that the total value of the long-term incentive grant (including cash payments and restricted share awards) did not change from fiscal 2010 to fiscal 2011 and the grant in fiscal 2010 was worth 16% and 20% less than the grants in fiscal 2008 and fiscal 2009, respectively.  The cash grant amount is fixed and does not vary with the stock price.  The cash payment was also designed to eliminate the need for executives and other restricted share award recipients to sell shares upon vesting.

                In its Report, ISS found that the one-year performance cycle imposed on 50 percent of the long-term incentive award in fiscal 2011 was short-term focused.  Again, ISS failed to note that, in determining the performance cycle to impose on the portion of the long-term incentive award tied to performance, the Company examined the long-term incentive award practices of its peer group.  The peer group (the specialty retailers in the S&P 500) consists of 18 companies.  Six of these companies have a performance target incorporated into their long-term incentive awards.  Of these six companies, three have a one-year performance cycle and three have a three-year performance cycle.  The Company’s one-year performance cycle is consistent with this segment of the peer group.  The use of a one-year target was determined by management to be reasonable in today’s uncertain economic environment and in light of the change taking place in the video game business today and within the Company to adapt to that change.  While the performance target is one year, the earned portion of the award is vested over three years, requiring long-term performance in order to yield value to the recipients.  The Company’s use of a performance measure in its long-term incentive awards demonstrates that the Company has adopted more stockholder-preferred pay practices than two-thirds of its peer group.

                Finally, ISS found in its Report that the Company does not disclose the performance goals for the earnings per share (“EPS”) performance targets tied to the 2011 long-term incentive, which they believe makes it difficult for stockholders to gauge the rigor of the Company’s goals.  ISS failed to note that the Company did not disclose the actual performance targets for operating earnings or EPS because doing so would in effect provide too precise guidance that would place the Company at a competitive disadvantage.  The Company provides a range of EPS guidance to its stockholders and the EPS and operating earnings targets used in the performance awards are consistent with that range.  This practice is common.  None of the six peers in the Company’s peer group that have performance-based long-term incentives disclose the actual targets.

As indicated in the Proxy Statement as well as for the reasons outlined above, the Board of Directors of the Company continues to believe that the executive compensation paid to the Company’s named executive officers is appropriate, and the Board of Directors continues to recommend that stockholders vote their shares FOR approval of that executive compensation in Proposal 2 of the Proxy Statement.

Your vote is important.  If you have not already voted your shares, I encourage you to do so at this time.

If you have already voted your shares and do not wish to change your vote, no further action is necessary.  However, if you wish to change your vote in light of the discussion above on Proposal 2, you may revoke your proxy by delivering a duly executed proxy bearing a later date, using the proxy card provided, or by voting by telephone or electronically through the Internet, or by attending and voting in person at the Annual Meeting.  If you hold your shares through a broker or custodian, you will need to contact them to revoke your proxy.

If you have any questions or require voting assistance, please contact the Company’s proxy solicitor:

Alliance Advisors, LLC

Peter Casey

  Executive VP

  973-873-7710

                Thank you for your continued interest in GameStop Corp.

Sincerely,

                                                                                                              /s/ Daniel A. DeMatteo

                                                                                                              Daniel A. DeMatteo

                                                                                                              Executive Chairman

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